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                                                                    EXHIBIT 11.1


                                      PIXAR

                   COMPUTATION OF NET INCOME (LOSS) PER SHARE

                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                           YEAR ENDED DECEMBER 31,
                                                                    1994             1995           1996
                                                                  --------         -------        -------
Weighted-average number of shares outstanding:
     Preferred stock                                                20,000              --             --
     Common stock                                                   10,000          31,202         38,632
Number of common and common equivalent shares
     issued in accordance with Staff Accounting
     Bulletin No. 83                                                 9,669           7,024             --
Common stock equivalents                                                --           2,124          8,357
                                                                  --------         -------        -------

Total shares used in computing net income (loss) per share          39,669          40,350         46,989
                                                                  ========         =======        =======

Net income (loss)                                                 $ (2,372)        $ 1,627        $25,319
                                                                  ========         =======        =======

Net income (loss) per share                                       $  (0.06)        $  0.04        $  0.54
                                                                  ========         =======        =======

Pro forma net income (loss) data (unaudited):
     Income (loss) before taxes as reported                       $ (2,371)        $ 1,747
     Pro forma income taxes*                                             1              90
                                                                   --------         -------

      Pro forma net income (loss)                                 $ (2,372)        $ 1,657
                                                                  ========         =======

      Pro forma net income (loss) per share**                     $  (0.06)        $  0.04
                                                                  ========         =======


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*   Computed assuming Pixar had been a C corporation since the beginning of those respective periods, and fully subject to federal and state income taxes.

** Pro forma net income (loss) per share is not materially different from actual net income (loss) per share.